Exhibit 10.11
Employment Agreement
This Employment Agreement (this “Agreement”) is dated as of July 30, 2018, and is made by and between Galaxy Digital Services LLC (the “Company”), and Michael Novogratz (“Executive”).
WHEREAS, the Company desires to employ Executive, and Executive desires to be so employed, in each case, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:
1.    Employment
Subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment by the Company.
2.    Term; Position and Responsibilities
(a)    Term. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term commencing on the first date Executive performs services for the Company (the “Commencement Date”) and ending when terminated in accordance with this Agreement. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.
(b)    Position and Responsibilities. Executive shall serve as Chief Executive Officer of Galaxy Digital GP LLC, general partner of Galaxy Digital LP, from the Commencement Date through the consummation of the reverse take-over transaction (the “Transaction”) involving Bradmer Pharmaceuticals, Inc. (“Bradmer”), as described in the Information Circular of Bradmer dated May 14, 2018. Immediately following the consummation of the Transaction, Executive shall serve as Chief Executive Officer of (i) Galaxy Digital Holdings GP LLC, a Cayman Islands limited liability company (the “General Partner”), (ii) such subsidiaries and affiliates of Galaxy Digital Holdings LP, a Cayman Islands exempted limited partnership, as the General Partner may directly or indirectly determine from time to time and (iii) Galaxy Digital Holdings Ltd., a Cayman Islands exempted company limited by shares (“PubCo”), the successor-in-interest to Bradmer. In such roles, Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position as the board of directors or managers of the General Partner or the board of directors of PubCo (as applicable, the “Board” or, collectively, the “Boards”) may specify from time to time. Executive shall report to the Boards and shall be subject to, observe and comply with the policies and procedures, codes of ethics and conduct, and employee handbooks, each as may be adopted and amended from time to time by the Company, PubCo or their respective subsidiaries or affiliates. In particular, Executive shall execute, simultaneously with his execution of this Agreement, the Company’s Confidentiality and Related Covenants Agreement attached hereto as Annex A (the “Confidentiality Agreement”). Executive shall devote substantially all of his business time to the performance of his duties and responsibilities, except as otherwise set forth herein and except for time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder.

3.    Base Salary
As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $400,000, payable in accordance with the Company’s standard payroll practices. The amount of the Base Salary will be reviewed by the Board of the General Partner annually during the Employment Period, which may increase (but not decrease) Executive’s Base Salary at that time. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the “Base Salary.”
4.    Incentive Compensation
Executive shall be eligible to receive an annual cash bonus for each calendar year during the Employment Period. Any annual cash bonus will be determined by the Board of the General Partner (in the case of a bonus to be paid by the General Partner or its subsidiaries or affiliates) or the Board of PubCo (in the case of a bonus to be paid by PubCo), and shall be subject to such terms and conditions (including with respect to performance targets, deferral, vesting, forfeiture, etc.) as may be determined by the applicable Board from time to time. Any Bonus that becomes payable pursuant to this Section 4(a) shall be paid to Executive within the calendar year following the year to which such Bonus relates and on the same day annual bonuses are paid to employees of the Company generally, so long as Executive is employed by the Company on the date such bonuses are paid.
5.    Employee Benefits
During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefits plans, subject to and in accordance with the applicable terms and conditions of such plans.
6.    Expenses; Vacation
(a)    Business Travel, Lodging, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense, and otherwise in accordance with the Company’s expense policy applicable to its employees as in effect from time to time. For purposes of this paragraph, "reasonable travel" shall be deemed to include private travel arrangements to the extent the Executive deems necessary for safety purposes.
(b)    Vacation. During the Employment Period, Executive shall be entitled to paid vacation days in accordance with the Company’s applicable vacation policy.
7.    Termination of Employment
(a)    Termination Due to Death or Disability. During the Employment Period, Executive’s employment shall automatically terminate in the event of Executive’s death, and may be terminated by the Company due to Executive’s Disability. For the purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents, regardless of any reasonable accommodation, the performance by Executive of Executive’s duties under this Agreement for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.
(b)    Termination by the Company. During the Employment Period, the Company may terminate Executive’s employment with the Company with or without Cause. For purposes of this

Agreement, “Cause” shall mean (a) any failure by Executive to perform Executive’s material duties hereunder (other than any such breach or failure due to Executive’s physical or mental illness) and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company specifying such failure; (b) any failure by Executive to carry out, or comply with, any lawful directive of the Board (so long as such directive is consistent with Executive role as Chief Executive Officer); (c) any failure by Executive to cooperate, if reasonably requested by the Company, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; (d) Executive engaging in fraud, willful misconduct, gross negligence or dishonesty that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (e) any breach by Executive of any fiduciary duty owed to the Company or any of its affiliates or members; (f) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (g) any material breach by Executive of any of Executive’s obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, which, if curable, continues for more than 30 consecutive days after the Company notifies Executive in writing of such breach. A termination for Cause shall include a reasonable determination by the Company following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause.
(c)    Termination by Executive. During the Employment Period, Executive may terminate Executive’s employment with the Company with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of Executive’s employment hereunder if (i) any of the following events occur without Executive’s consent, (ii) within 60 days after Executive learns of the occurrence of such event, Executive notifies the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure, and (iii) such event is not cured within 30 days after Executive so notifies the Company: (a) a material diminution in Executive’s authority, duties or responsibilities that Executive has immediately following consummation of the Transaction (except that a failure to be elected to the Board of PubCo shall not, in itself, constitute Good Reason, provided that Executive remains Chief Executive Officer of PubCo following such failure to be elected), (b) a material reduction in the rate of Base Salary, other than in connection with an across the board reduction of the base salaries of senior executives of the Company, or (c) any material breach by the Company of any of its material obligations hereunder.
(d)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than in the event of his death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated. The Notice of Termination shall include the applicable termination provision that is being relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.
(e)    Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company due to Executive’s Disability, 30 days after the date on which the Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date any applicable ewe period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; and (iv) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be 60 days after the date of such notice) and, if no such notice is given, 60 days after the date of termination of employment.
(f)    Payments Upon Certain Terminations.
(i)    Termination Without Cause or for Good Reason. If (A) the Company terminates Executive’s employment without Cause or (B) Executive terminates Executive’s employment for Good Reason, the Company shall pay to Executive:
(A)    any accrued and unpaid Base Salary and vacation earned through the Date of Termination, which shall be paid on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day); plus
(B)    provided that Executive executes and delivers (and does not revoke) a general release of all claims in form and substance reasonably satisfactory to the Company within 60 days following the Date of Termination, 12 months’ Base Salary, which shall be paid in periodic installments on the Company’s regular’ payroll dates, beginning with the next payroll date immediately following the expiration of the 60th day following the Date of Termination.
(ii)    Termination for Any Other Reason. If Executive’s employment is terminated for any reason other than by the Company without Cause or by Executive for Good Reason, the Company shall pay Executive on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day), any accrued and unpaid Base Salary and vacation earned through the Date of Termination.
(iii)    Effect of Termination on Other Plans and Programs. In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately prior to the Date of Termination in accordance with the terms thereof.
(g)    Resignation Upon Termination. Effective as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with, or on behalf of, the General Partner or its subsidiaries or affiliates, including the Company, or with, or on behalf of, PubCo or its subsidiaries or affiliates, unless otherwise requested by the Company and agreed to by Executive.
(h)    Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of Executive’s responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company, in any such case, without such suspension or cessation constituting a termination by the Company without Cause or providing Executive with grounds to terminate Executive’s employment for Good Reason.
8.    Restrictive Covenants
(a)    Unauthorized Disclosure. In addition to the provisions of the Confidentiality Agreement, Executive agrees that, during the Employment Period and following any termination thereof, without the prior written consent of a duly authorized representative of the Company (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, and except in connection with the performance of Executive’s duties hereunder), Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to the Company or any affiliate thereof (the “Company Group”, which shall be deemed to include PubCo), or to the members of the boards of directors of the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company Group or (ii) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Confidential Information”) to any third Person (defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 8(a)).
(b)    Non-Competition. During the period beginning on the date hereof and ending 4 months after the termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the Company Group in any jurisdiction in which the Company Group is engaged at the time of Executive’s termination of employment. Furthermore, during the Employment Period, Executive agrees that all of his businesses and investments relating to crypto currencies and digital assets shall be run, operated and held solely by and through the Company. Notwithstanding the prior sentence, Executive shall be permitted to hold, directly or indirectly, a de minimis amount of cryptocurrencies and digital assets through passive investments.
(c)    Non-Solicitation of Employees. During the period beginning on the date hereof and ending 12 months after the termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”), solicit for employment, employ or otherwise interfere with the relationship of the Company Group with any natural person throughout the world who is then, or was during the preceding twelve-month period, employed by or otherwise engaged to perform services for the Company Group (other than Veronica Baird, Christopher Ferraro and Kim Pillemer).
(d)    Non-Solicitation of Business Relationships. During the period beginning on the date hereof and ending 6 months after the termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or has made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company Group in Digital Assets with any Person throughout the world which is then, or was during the preceding twelve-month period, a customer, client, distributor, supplier or vendor of the Company Group. “Digital Assets” means cryptographically derived digital assets, referred to as cryptoassets and/or blockchain tokens, virtual currencies or digital currencies, such as Bitcoin (BTC) or Ether (ETH), as well as other assets available on public blockchains or public ledgers, including decentralized application tokens and protocol tokens, and other digital assets that are based on the cryptographic protocol of a computer network that may be (i) centralized or decentralized, (ii) closed or open-source, and (iii) used as a medium of exchange and/or store of value.

(e)    Works for Hire.
(i)    Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (A) which do not relate (I) to the business of the Company Group or (II) to the actual or demonstrably anticipated research or development of the Company Group, and (B) which do not result from any work performed by Executive for the Company.
(ii)    Disclosure; Assignment. Subject to Section 8(e)(i), Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.
(iii)    Copyright Act; Moral Rights. In addition, and not in contravention of Section 8(e)(i) or Section 8(e)(ii), Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section 8(e) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.
(iv)    Authorized Disclosure. Section 1883(b) of Title 18 of the United States Code states “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Company and Executive have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with Section 1883(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1883(b) of Title 18 of the United States Code.

(f)    Nondisparagement. Without limitation on Section 8(h), Executive agrees that Executive shall not, directly or indirectly, make any defamatory or derogatory statements concerning the Company Group or any member of the Company Group’s respective past or present directors, officers and employees. The Company agrees that the Company shall not, and shall instruct the members of the Board of the General Partner and the executive officers of the General Partner not to, directly or indirectly, make any defamatory or derogatory statements concerning Executive. Statements made regarding Executive by non-executive employees of the Company shall not considered a Company statement. Nothing in this Agreement shall be construed to prevent either party from responding accurately and fully to any question, inquiry or request for information when required by legal process.
(g)    Return of Documents. In the event of the termination of Executive’s employment, Executive shall deliver to the Company or delete or destroy (i) all property of the Company Group then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company Group, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.
(h)    Confidentiality of Agreement; Governmental Agency Exception. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 8(h) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.
9.    Certain Acknowledgments; Injunctive Relief with Respect to Covenants
(a)    Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company Group and that (i) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.
(b)    Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have.
(c)    PubCo as Third-Party Beneficiary. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 are for the benefit of, among other members of the Company Group, PubCo, and shall be enforceable by PubCo, upon the determination of its Board, as a third-party beneficiary as though PubCo were a party to this Agreement.
10.    Scope of this Agreement
(a)    Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company (or any Company Group) and Executive with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.
(b)    Determinations Under This Agreement. Any material decision or other action to be taken by the Company under this Agreement, including, without limitation, with respect to base salary, incentive compensation or other compensation, shall be determined by the Board of the General Partner, subject to the consent of the Board of PubCo, in accordance with the Boards’ respective policies and procedures as in effect from time to time.
(c)    Authority of Board of PubCo. Nothing in this Agreement shall be construed to limit the authority of the Board of PubCo under its constating documents and applicable law to determine the officers and employees of PubCo from time to time.
(d)    No Guarantee of Employment, Etc. Nothing in this Agreement shall be construed to give any guarantee of employment or board membership to Executive; provided, however, that neither shall anything in this Agreement be construed to limit any rights of Executive in his capacity as an equityholder in any Group Company.
11.    General Provisions
(a)    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by Executive, but may be assignable by the Company to any other entity with the Company Group to the extent reasonably required, necessary or advisable.
(b)    Governing Law; Waiver of Jury Trial.
(i)    Mandatory Arbitration. Any controversy or claim between Executive and any member of the Company Group arising out of or relating to or concerning this Agreement or Executive’s employment shall be finally settled by arbitration in New York, New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect, subject to the following modifications: (A) the decision must not be a compromise but must be the adoption of the submission by one of the parties; (B) each arbitrator shall agree to treat as confidential evidence and other information presented to him or her; (C) there shall be no authority to award punitive damages; (D) the optional Rules for Emergency Measures of Protections shall apply; (E) there shall be no authority to amend or modify the terms of this Agreement; and (F) a decision must be rendered within 10 business days following the parties’ closing statements or submission of post-hearing briefs. Either party may bring an action or special proceeding in a court of competent jurisdiction to compel arbitration or enforce any arbitration award under this Section 11(b)(i). This Section 11(b)(i) shall not limit the Company’s entitlement to equitable relief pursuant to Section 9(b), but the parties intend that any underlying or related controversy or claim be finally settled by arbitration pursuant to this Section 11(b)(i).
(ii)    Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, including with respect to any action, suit or proceeding to compel arbitration or enforce any arbitration award under Section 11(b)(i). Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction or with respect to arbitration, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(f) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
(iii)    Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; and (C) each such party makes this waiver voluntarily.
(c)    Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.
(d)    Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)    Legal Advice; Severability; Blue Pencil. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Executive and the Company agree that the covenants contained in Section 8 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
(f)    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (A) in writing; (B) delivered personally, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (C) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (D) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(I)    If to the Company:
Galaxy Digital Services LLC
107 Grand Street
New York, NY 10013
Attention: General Counsel
(II)    If to Executive, at Executive’s residential address currently on file with the Company.
(g)    Survival. The Company and Executive hereby agree that certain provisions of this Agreement, including but not limited to Sections 8, 9, 10 and 11, shall survive the expiration of the Employment Period in accordance with their terms.
(h)    Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably requests from time to time, to effectuate the provisions and purpose of this agreement.
(i)    Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.
(j)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.
(k)    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GALAXY DIGITAL SERVICES LLC

By:	/s/ Richard Tavoso
Name: Richard Tavoso
Title: Authorized Signatory

/s/ Michael Novogratz
Michael Novogratz